Exhibit 99.1

GlycoGenesys, Inc. Enters Into Definitive Agreements To Close on $5,000,000 of Funding From Institutions

BOSTON, July 12, 2004 (BUSINESS WIRE) — GlycoGenesys, Inc. (Nasdaq: GLGS), a biotechnology company developing carbohydrate-based drugs, today announced that it has entered into definitive agreements to close on gross proceeds of $5,000,000 from institutions in exchange for issuance of 10,000,000 shares of common stock at $.50 and warrants to purchase 8,000,000 shares of common stock at $1.00.

The Company intends to use the proceeds from this transaction for funding its ongoing Phase I dose escalation monotherapy clinical trial for GCS-100LE, initiating a planned Phase I/II dose ranging clinical trial in multiple myleoma at the Dana Farber Cancer Institute (planned later this year), increases in staffing levels and working capital for general corporate purposes.

The securities being sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy common stock, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. This press release is being issued pursuant to Rule 135c under the Securities Act

GlycoGenesys

GlycoGenesys, Inc. is a biotechnology company that develops and licenses products based on glycobiology. The Company’s human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. The Company most recently initiated a Phase I dose escalation trial of GCS-100LE at Sharp Clinical Oncology Research in San Diego, California. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: GlycoGenesys Inc.

Senior Vice President and CFO

John W. Burns, 617-422-0674

or

VP of Business Development

Rick Pierce, 617-422-0674

or

The Ruth Group

David Walsey (investors)

646-536- 7029

or

Cynthia Isaac, Ph.D. (media)

646-536-7028

SOURCE: GlycoGenesys Inc.